UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.  )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Rule 14a-12

1290 FUNDS®

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Equitable Investment Management Announces Nominations

to Mutual Fund Boards of Trustees

Lisa Jones and Chris Conkey Nominated as Trustees to Mutual Fund Boards

NEW YORK –July 31, 2026 – Equitable Investment Management Group, LLC and Equitable Investment Management, LLC, the registered investment adviser subsidiaries of Equitable Holdings, Inc. (NYSE: EQH) that provide investment management services for mutual funds, are pleased to announce that Lisa Jones and Chris Conkey have been nominated to join the Boards of Trustees of the Equitable-sponsored retail and variable mutual funds. The retail funds are known as the 1290 Funds. The variable funds are known as the EQ or 1290 VT portfolios.

Together, the Boards bring a wealth of knowledge and experience to Equitable’s investment advisory services, and provide oversight and governance for $134.8 billion in mutual fund and variable insurance assets under management.

The addition of Ms. Jones and Mr. Conkey will bring the number of trustees for each board to twelve. The election of each nominee is subject to the filing of a definitive proxy statement with the U.S. Securities and Exchange Commission and subsequent approval by the funds’ shareholders at an upcoming special meeting.

“We value the experience of our trustees, and believe that Lisa’s extensive expertise in global asset management, including CEO and board director roles, will be a great asset to carrying out the mission of these very critical boards,” said Steven M. Joenk, Chair and Chief Executive Officer of Equitable Investment Management and a member of Equitable Holdings’ Operating Committee. “Equally, we are confident that Chris’ extensive investing experience as a chief investment officer and financial services leader will supply a diverse and important lens in service of our fund shareholders.”

Lisa Jones is the former CEO of Amundi US and Head of the Americas, where she was responsible for offices from Canada to South America (Amundi, based in France, has over 37 offices worldwide and greater than $2 trillion in assets under management). At Amundi, her responsibility extended across all functions – investment management, risk, legal, audit, compliance, cybersecurity, IT, HR, marketing, and sales. Lisa was a trustee of the Pioneer Family of Funds (registered open- and closed-end funds), President of Amundi Distribution Inc., CEO of the Amundi US Corporate Board, and Chairman of Amundi Canada. Prior to Amundi, Lisa held several senior roles across the asset management industry such as the Global Head of Distribution at Morgan Stanley Investment Management (MSIM). Prior to MSIM, Lisa was Global Head of Institutional business for Eaton Vance Corporation and MFS Investment Management. Ms. Jones received a B.A. in Economics from Trinity College.

Chris Conkey is the former Global Chief Investment Officer of Manulife Investment Management, where he was responsible for overseeing approximately 500 investment professionals across 17 countries. At Manulife, he held leading roles in investment oversight and institutional distribution, across equities, global fixed income, multi-asset, derivatives, and managed volatility strategies, where he oversaw $400 billion of AUM annually. Prior to Manulife, he was Chief Investment Officer at Keystone Investments, which was later merged into Evergreen Investments. While there, he ultimately led over 100 investment professionals across global equity, fixed income, quantitative, and multi-asset strategies. Mr. Conkey received a B.A. in Economics from Clark University and an M.B.A. from Boston University.

“We are delighted to nominate Lisa and Chris to serve on our fund boards,” said Gary Schpero, Independent Chairman of the Boards of Trustees. “Their combined three quarters of a century of experience in financial services and executive leadership will make great contributions to these boards.”

Important Information

The retail funds are series of 1290 Funds®, and the variable funds are series of EQ Advisors Trust. 1290 Funds® and EQ Advisors Trust (each, a “Trust”) each has filed a preliminary proxy statement, and intends to file a definitive proxy statement, on Schedule 14A and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from its respective funds’ shareholders for the upcoming special meeting of its funds’ shareholders. SHAREHOLDERS ARE URGED TO READ THE APPLICABLE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders of each Trust may obtain free copies of these documents and other documents filed with the SEC by the Trust through the SEC’s website at www.sec.gov or upon request from the Secretary of the Trust, 1345 Avenue of the Americas, New York, New York 10105. A Trust and its respective trustees, trustee nominees, and executive officers may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from its respective funds’ shareholders in connection with the matters to be considered at the special meeting of its shareholders. Information about each Trust’s trustees, trustee nominees, and executive officers, including a description of their direct or indirect interests in the funds, by security holdings or otherwise, will be included in the Trust’s definitive proxy statement. This press release does not constitute an offer to sell, or a solicitation of an offer to sell or a solicitation of an offer to buy, shares of any fund of either Trust, nor is it a solicitation of any proxy.

About Equitable Holdings

Equitable Holdings, Inc. (NYSE: EQH) is a leading financial services holding company comprised of complementary and well-established businesses, Equitable, AllianceBernstein and Equitable Advisors. Equitable Holdings has $1.1 trillion in assets under management and administration (as of 3/31/2026) and more than 5 million client relationships globally. Founded in 1859, Equitable provides retirement and protection strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers diversified investment services to institutional investors, individuals and private wealth clients. Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) has approximately 4,600 duly registered and licensed financial professionals that provide financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.

Equitable Investment Management Group, LLC (EIMG) is a wholly-owned subsidiary of Equitable Financial, which is an indirect, wholly-owned subsidiary of Equitable Holdings, Inc. EIMG is the investment advisor to certain variable investment options, or portfolios, underlying life insurance and annuity products offered by Equitable (the “Portfolios”). Equitable Investment Management, LLC (EIM LLC) is an indirect, wholly-owned subsidiary of Equitable Holdings, Inc. EIM LLC is the investment adviser to the 1290 Funds®, and provides fund administration services to the 1290 Funds® and the Portfolios. EIMG and EIM LLC are also affiliates of Equitable Advisors and AllianceBernstein L.P. References to “Equitable Investment Management” include EIMG and EIM LLC.

Media Relations

Laura Yagerman

mediarelations@equitable.com